EXHIBIT 99.1

HealthTronics Reports Results for Fourth Quarter, Full Year

 -- Orthopaedic Division Performs Over 2,600 Procedures in 4th Quarter
 -- 2003 Orthopaedic Procedures and Revenues Up More than 60% From
    Prior Year
 -- Closes HMT Acquisition; Solidifies Source of Products and Opens
    Global Market

MARIETTA, Ga., March 9, 2004 (PRIMEZONE) -- HealthTronics Surgical Services, Inc. (Nasdaq:HTRN), a leading provider of minimally invasive urologic and orthopaedic services, today announced operating results for the fourth quarter and full year ended December 31, 2003 and the completion of its acquisition of HMT Holding AG.

Revenues for the fourth quarter increased 13.8% to $23.1 million from $20.3 million for the same period a year ago. Net income for the fourth quarter totaled $668 thousand, or $0.06 per share, compared with $1.6 million, or $0.14 per share for the same period a year ago. The decline in net income was primarily a result of an increase in minority interest expense related to the Company's planned re-syndication of several key lithotripsy partnerships during the first three quarters of the year and due to increased spending related to supporting the Company's growing orthopaedic business.

For the full year, net income was $5.3 million, or $0.45 per share, compared with $8.5 million, or $0.73 per share, for the prior year. Included in 2002 income was a gain of $2.2 million, or $0.18 per share, related to the sale of the Company's US Lithotripsy subsidiary. Revenues for 2003 totaled $88.4 million, up 1.4% from $87.2 million for the year ended 2002. Revenues increased by 8.2% from this year versus 2002 when excluding the $5.5 million of 2002 revenues generated by the sold subsidiary.

Orthotripsy Operations

HealthTronics continued to concentrate on the growth of its orthopaedic business with the OssaTron(r), the Company's proprietary high-energy shock wave device. In March 2003, the Company received approval by the Food and Drug Administration to treat chronic lateral epicondylitis, commonly known as tennis elbow, making the OssaTron the only extracorporeal shock wave device approved to treat two chronic orthopaedic conditions, lateral epicondylitis and plantar fasciitis, commonly known as heel spurs. In addition, more clinical studies were published on the benefits of extracorporeal shock wave surgery during the year. These included two studies published in the December 2003 edition of Foot & Ankle International, Volume 24, Number 12. Extracorporeal shock wave surgery for the treatment of plantar fasciitis also received endorsements from the American Podiatric Medical Association and the American College of Foot and Ankle Surgeons.

The Company performed 8,766 orthopaedic procedures during 2003, a 67.7% increase over the 5,226 procedures performed in 2002. More than 2,600 procedures were performed in the fourth quarter. Revenues for the Orthotripsy business in 2003 increased 60.7% to $18.8 million from $11.7 million in 2002.

In order to capitalize on increased physician and patient interest and to continue to address the challenging reimbursement climate for the OssaTron, HealthTronics increased investment in several critical areas. These included funding new clinical studies involving the OssaTron, hiring of additional personnel, the formation of a physician advisory board and increased marketing expenses targeting patients, physicians and insurers. Management believes these investments will drive greater utilization of the OssaTron and increase profitability in the long term. The acquisition of HMT Holding in 2004, addressed in more detail below, is consistent with the Company's ongoing investment to better position HealthTronics for long-term profitability.

Lithotripsy Operations

HealthTronics' lithotripsy procedures increased by 6.8% in 2003 over 2002. Consolidated procedures decreased primarily from slower volume in the early part of the year, however unconsolidated partnership procedures increased 41.3% year-over-year largely driven by two new lithotripsy entities started in Alabama. HealthTronics' annual lithotripsy business for 2003 and 2002 was as follows:

                            For the year ended December 31,
                           2003                       2002(1)
                           ----                       -------
 Consolidated             23,425                      24,540
 Unconsolidated           11,422                       8,083
                          ------                      ------
 Total                    34,847                      32,623

 (1) excludes 2,290 procedures performed by the subsidiary that was sold

Lithotripsy revenue for 2003 was $55.8 million compared to $62.2 million in 2002, which included approximately $5.5 million from the sold subsidiary.

Lithotripsy operations for the fourth quarter 2003 showed improvements in revenues, consolidated procedures and unconsolidated procedures over the fourth quarter last year. Revenues for lithotripsy operations in the fourth quarter increased 12.4% to $14.5 million, compared to $12.9 million in the comparable period last year. HealthTronics' lithotripsy business for the fourth quarter of 2003 and 2002 was as follows:

                           For the three months ended December 31,
                               2003                        2002
                               ----                        ----
 Consolidated                  5,928                       5,654
 Unconsolidated                3,005                       2,334
                               -----                       -----
 Total                         8,933                       7,988

During 2003, the Company executed its strategy to re-syndicate to physicians the equity of certain of the Litho Group partnerships purchased in 2001. As a result, HealthTronics now owns approximately 35% of the equity it purchased in the Litho Group transaction. The partnerships have been strengthened by adding new physicians as equity owners, and a significant amount of HealthTronics' debt has been repaid. HealthTronics' consolidated debt at the end of the year was approximately $22.3 million, down significantly from the $51.7 million when the Litho Group transaction was finalized.

As a result of this re-syndication, the Company realized pre-tax gains related to the sale of a portion of its investment interests of approximately $4.5 million, of which $3.9 million was specifically related to the Litho Group re-syndication, during 2003. This process is essentially complete, and the Company anticipates that such gains will be lower in 2004 as a result of the conclusion of this strategic endeavor.

Sales and Service Operations

Revenue from the equipment sales and service division was $9.0 million for 2003 compared to $12.4 million for 2002. The decline was due in large part to a decrease in sales of lithotripters to third parties as the Company focused more on generating revenues from patient procedures.

Other Operations

The Company's prostate treatment business continues to show solid growth. The Company performed 3,410 procedures on either benign or cancerous prostate conditions during 2003, an increase of 130.4% over the 1,480 procedures performed during 2002. In addition to this solid growth, HealthTronics recently announced an agreement with EDAP TMS S.A. (Nasdaq:EDAP), a global leader in the development, marketing and distribution of minimally invasive medical devices for the treatment of urological diseases. The agreement, which was finalized in the first quarter of 2004, grants HealthTronics the right to begin clinical trials with the Ablatherm(r), a device using High Intensity Focused Ultrasound ("HIFU") to provide minimally invasive treatment for prostate cancer. This partnership gives HealthTronics the opportunity to introduce a new, exciting prostate cancer treatment modality to the United States and is consistent with its strategy to expand the Company's services for the urology market. The Ablatherm, which has been used in Europe and Asia for 8 years, has successfully treated more than 4,500 patients and is currently being utilized at 42 sites worldwide. HealthTronics believes that, upon approval by the FDA, HIFU has the potential to play an important role in the treatment of prostate cancer and can be a clinically effective and cost efficient alternative.

The Company anticipates that the HIFU FDA approval process could take from three to five years. HealthTronics is currently compiling information to begin the clinical trials, which it estimates will begin at the end of 2004. Estimated costs for this project in 2004 are between $500 thousand and $1 million and will be weighted more heavily in the latter part of the year.

HMT Holding Acquisition

In February 2004, HealthTronics announced an agreement to purchase HMT Holding AG, the manager and holder of controlling interest in HMT High Medical Technologies AG ("HMT"). HMT has been a long-time source of medical equipment to HealthTronics, including the LithoTron(r) and the OssaTron. HealthTronics and HMT Holding closed this transaction on March 5, 2004.

This acquisition is of strategic importance to HealthTronics for a number of reasons. Management believes the acquisition:

 -- Ensures the supply of ongoing products and gives HealthTronics greater flexibility to produce products as necessary.
 -- Establishes HealthTronics as a global leader in the orthopaedic and urology medical device market by combining HealthTronics'
    strong position in the U.S. with HMT's global sales in over 35 countries.
 -- Provides access to new products and capitalizes on HMT's strong research and development pipeline for the next generation of orthopaedic and lithotripsy devices.
 -- Shifts the Company's cost basis to that of a manufacturer, giving HealthTronics potentially greater margins and greater flexibility in its business model going forward.
 -- Lowers capital expenditures on equipment on an ongoing basis.
 -- Adds to the management expertise of HealthTronics through the appointment of Dr. Andreas Baenziger as Chief Operating Officer
    of Product Development, Manufacturing, Sales and Service and
    by integrating several key managers into the HealthTronics management team.
 -- Provides significant opportunities in reducing duplicative costs between the two organizations.  HealthTronics estimates that approximately $2 million in costs in 2004 can be eliminated by combining the two organizations.

As a result of the acquisition of HMT Holding and its controlling ownership in HMT, HealthTronics will consolidate the financial statements of HMT Holding and HMT as of the effective date of the transaction.

2004 Projections

"By all indications, 2004 will be a challenging and exciting year for HealthTronics," commented Martin McGahan, the Company's President and Chief Operating Officer. "In order to facilitate the continued long-term growth of the orthopaedic business, we anticipate continued investment in marketing, personnel and clinical studies. We will continue to pursue opportunities within the lithotripsy division, as well as continuing our emphasis on expanding prostate treatment services and beginning the clinical trials on the HIFU device. In addition, the integration of HMT will be one of the primary focuses of management throughout the year, as we strengthen our position as a service provider through the addition of product development capabilities."

The Company anticipates revenues for 2004 will be between $100 million and $110 million and earnings will range between $0.15-$0.25 per share. Several factors are contributing to the anticipated decline in 2004 earnings per share when compared with 2003 results:

 -- As a result of HealthTronics completing its re-syndication of the Litho Group partnerships, the Company anticipates that gains from sales of investment interests generated in 2004 will be far less than the $4.5 million pre-tax gains, or
    approximately $0.24 per share after tax, generated from these sales in 2003.  In addition, increased minority interest
    expense as a result of these sales will have a full year effect on the 2004 income statement.
 -- An estimated 50% of HMT's 2003 revenues of approximately $20 million was generated from sales to HealthTronics.  As of the effective date of this transaction, HealthTronics will
    consolidate the revenues and expenses of HMT.  All
    intercompany transactions between the entities will be
    eliminated.
 -- The Company will begin clinical trials of the Ablatherm, the new prostate cancer treatment device obtained through an agreement with EDAP, in the latter part of 2004.  The Company anticipates expenses related to these clinical trials and the associated FDA process could be between $500 thousand and $1 million in 2004.
 -- Additional expenses related to the integration of HMT will occur in 2004.  Specifically, the Company anticipates costs associated with converting the Switzerland-based company to US generally accepted accounting principles as well as costs related to ensuring compliance with Sarbanes-Oxley legislation.
    Consequently, the acquisition of HMT is expected to have a dilutive effect on earnings per share in 2004.

"While we expect earnings to decrease in 2004 compared with 2003, we still anticipate healthy growth in our core businesses," McGahan said. "In addition, with the acquisition of HMT and our new agreement with EDAP, we are positioning HealthTronics for the long term, ensuring product supply and creating potential new avenues for future revenue and earnings growth. We are confident that HealthTronics will remain a leader in its core businesses."

Conference Call

A conference call for the investment community will be held today, March 9, at 10:30 a.m. EST. The conference call will be webcast live and can be accessed via HealthTronics' website at http://www.healthtronics.com. Go to the Investor Relations page and follow the link for the broadcast. An online archive of the conference call will be available on the website for approximately thirty days. Individuals who wish to participate in the conference call may dial in at 1-888-334-7880 using the conference code "Earnings Release 2003".

About HealthTronics Surgical Services

HealthTronics Surgical Services, Inc. is one of the nation's leading providers of non-invasive and minimally invasive surgical services for certain urologic and orthopaedic conditions. The Company provides technical and administrative services to physicians, hospitals and ambulatory surgery centers using extracorporeal shock wave devices. The two primary services offered by HealthTronics are lithotripsy extracorporeal shock wave treatment, which is a procedure for treating kidney stones in a non-invasive manner, and Orthotripsy(r) extracorporeal shock wave surgery, which is a procedure for treating orthopaedic soft tissue disorders in a non-invasive manner. The Company has operations in approximately 45 states in the United States. More information about HealthTronics Surgical Services can be found at the Company's website, www.healthtronics.com.

Safe Harbor

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics Surgical Services to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. As always, these expectations and projections are based on currently available competitive, financial, and economic data, along with operating plans, and are subject to future events and uncertainties. Among the events and uncertainties which could adversely affect future periods are: inability to establish or maintain relationships with physicians and hospitals; health care regulatory developments that prevent certain transactions with health care professionals or facilities; inability of the Company or health care providers to obtain reimbursement for use of the Company's current or future products; competition or technological change that impacts the market for the Company's products; difficulty integrating HMT and realizing projected cost savings; unanticipated regulatory and clinical costs related to FDA approval of HIFU; and difficulty in managing the Company's growth. Additional factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and in subsequent documents filed by HealthTronics Surgical Services with the Securities and Exchange Commission.

                               Three Months Ended   Year Ended
                                  December 31,     December 31,
 (000's omitted, except
 per share amounts)              2003     2002     2003     2002
                                 ----     ----     ----     ----
 Revenues                       23,100   20,294   88,406   87,192
 Net income                        668    1,618    5,261    8,543

 Weighted average common
   shares outstanding:

   Basic                        11,581   11,238   11,504   11,141
   Diluted                      11,592   11,455   11,751   11,739

 Net income per common share:

   Basic                          0.06     0.14     0.46     0.77
   Diluted                        0.06     0.14     0.45     0.73

                  CONSOLIDATED STATEMENTS OF INCOME
                          (000's omitted)

                              Three Months Ended    Year Ended
                                 December 31,      December 31,
                                2003     2002     2003     2002
                                ----     ----     ----     ----
 Net revenue                   23,100   20,294   88,406   87,192
 Cost of devices, service
   parts and consumables        4,301    4,119   18,188   16,875
 Salaries, general and
   administrative expenses     11,841    9,623   42,060   37,542
 Depreciation and
   amortization                 1,384    1,187    5,602    5,687
                              -------  -------  -------  -------
                                5,574    5,365   22,556   27,088

 Equity in earnings of
   unconsolidated
   partnerships                   248      359    1,079      608
 Partnership distributions        134       29      542      564
 Gain on sale of
   investment interest            198      266    4,542    4,363
 Gain on sale of fixed
   assets                         414      296      786      753
 Interest expense                (374)    (630)  (1,938)  (2,963)
 Interest income                   59       32      191      196
                              -------  -------  -------  -------
 Income before minority
   interest and income
   taxes                        6,253    5,717   27,758   30,609
 Minority interest             (5,311)  (3,221) (19,273) (16,575)
                              -------  -------  -------  -------
 Income before income taxes       942    2,496    8,485   14,034
 Provision for income taxes       274      878    3,224    5,491
                              -------  -------  -------  -------
 Net income                       668    1,618    5,261    8,543
                              =======  =======  =======  =======

                         For the Year Ended December 31, 2003
                                   (000's omitted)

                                            Sales &
                    Lithotripsy Orthotripsy Service   Other    Total
 Net revenue from
   segment           $ 57,046    $ 18,813  $ 13,012 $  4,797 $ 93,668
 Less intersegment
   revenue              1,274          --     3,988       --    5,262
                     --------    --------  -------- -------- --------
 Total consolidated
   net revenues
   by segment        $ 55,772    $ 18,813  $  9,024 $  4,797 $ 88,406
                     ========    ========  ======== ======== ========

 Segment income
   (loss) before
   income taxes      $ 15,188   $   (719)  $    629 $    261 $ 15,359
                     ========   ========   ======== ========
 Less unallocated
   corporate
   expenses                                                    (6,874)
                                                             --------
 Total company
   income before
   income taxes                                              $  8,485
                                                             ========

                          For the Year Ended December 31, 2002
                                   (000's omitted)

                                            Sales &
                    Lithotripsy Orthotripsy Service  Other     Total
 Net revenue from
   segment           $ 63,053   $ 11,703   $ 15,464 $    866 $ 91,086
 Less intersegment
   revenue                858         --      3,036       --    3,894
                     --------   --------   -------- -------- --------
 Total consolidated
   net revenues by
   segment           $ 62,195   $ 11,703   $ 12,428 $    866 $ 87,192
                     ========   ========   ======== ======== ========

 Segment income
   (loss) before
   income taxes      $ 20,778   $ (1,498)  $     12 $    123 $ 20,215
                     ========   ========   ======== ========
 Less unallocated
   corporate
   expenses                                                    (6,181)
                                                             --------
 Total company
   income before
   income taxes                                              $ 14,034
                                                             ========

 PROCEDURES PERFORMED IN 2003
 ----------------------------
                           Q1       Q2       Q3       Q4      Total
                           --       --       --       --      -----
 Lithotripsy             7,832    8,820    9,262    8,933    34,847
 Orthotripsy(r)          1,763    1,967    2,399    2,637     8,766
 Prostate                  866      806      810      928     3,410

CONTACT:  HealthTronics Surgical Services, Inc.
          Martin J. McGahan, President and Chief Operating Officer
          Phone:  (800) 464-3795
                  (770) 419-0691
          Fax:    (770) 419-9490
          Web Site:  www.healthtronics.com